Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	November 3, 2006

THE WASHINGTON POST COMPANY REPORTS

THIRD QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $73.3 million ($7.60 per share) for its third quarter ended October 1, 2006, compared to net income of $66.6 million ($6.89 per share) for the third quarter of last year.

Results for the third quarter of 2006 included a goodwill impairment charge at PostNewsweek Tech Media, which is part of the magazine publishing segment (after-tax impact of $6.3 million, or $0.65 per share) and gains from the sales of property and marketable securities (after-tax impact of $2.8 million, or $0.29 per share); results also benefited from a lower effective tax rate. Operating results for the cable division in the third quarter of 2005 included the adverse impact of charges and lost revenues associated with Hurricane Katrina estimated at $18.5 million (after-tax impact of $11.2 million, or $1.17 per share); results for the Company in the third quarter of 2005 also included non-operating gains from the sales of marketable securities (after-tax impact of $5.2 million, or $0.54 per share).

Revenue for the third quarter of 2006 was $946.9 million, up 8% from $873.7 million in 2005. The increase is due mostly to significant revenue growth at the education, cable television and television broadcasting divisions, while revenues were down at the newspaper publishing and magazine publishing divisions.

Operating income was down 3% for the third quarter of 2006 to $108.6 million, from $112.4 million in 2005, due to a $15.7 million increase in Kaplan stock compensation expense ($5.9 million in the third quarter of 2006, compared to a credit of $9.8 million in the third quarter of 2005), a $9.9 million goodwill impairment charge and a reduction in print advertising revenues at The Washington Post newspaper. These items were offset by improved earnings at the cable division, which suffered from the impact of Hurricane Katrina in the third quarter of 2005, and increased operating income at the television broadcasting division.

For the first nine months of 2006, net income totaled $228.9 million ($23.71 per share), compared with $211.9 million ($21.93 per share) for the same period of 2005. Results for the first nine months of 2006 included charges related to early retirement plan buyouts (after-tax impact of $31.7 million, or $3.30 per share), a goodwill impairment charge (after-tax impact of $6.3 million, or $0.65 per share), nonrecurring transition costs

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at Kaplan (after-tax impact of $4.8 million, or $.50 per share) and a charge for the cumulative effect of a change in accounting for Kaplan equity awards (after-tax impact of $5.1 million, or $0.53 per share) in connection with the Company’s adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment.” These items were offset by insurance recoveries from cable division losses related to Hurricane Katrina (after-tax impact of $6.4 million, or $0.67 per share), gains from the sales of property and marketable securities (after-tax impact of $22.4 million, or $2.33 per share) and a lower effective tax rate. In addition to the adverse impact of the hurricane on cable results, results for the first nine months of 2005 also included non-operating gains from the sales of non-operating land and marketable securities (after-tax impact of $10.4 million, or $1.08 per share).

Revenue for the first nine months of 2006 was $2,864.2 million, up 10% over revenue of $2,605.2 million for the first nine months of 2005. Operating income declined to $343.6 million, from $358.1 million in 2005, due to $50.9 million in pre-tax charges associated with early retirement plan buyouts; a $9.9 million goodwill impairment charge; a $10.9 million increase in Kaplan stock compensation expense; and $6.9 million in nonrecurring transition costs at Kaplan. These items were offset by $10.4 million in insurance recoveries recorded during the second quarter of 2006 from cable division losses related to Hurricane Katrina and the adverse impact of the hurricane on operating income in 2005, particularly at the cable division.

The Company’s operating income for the third quarter and first nine months of 2006 included $5.3 million and $16.7 million of net pension credits, respectively, compared to $9.9 million and $28.2 million, respectively, for the same periods of 2005, excluding charges related to early retirement programs. At January 1, 2006, the Company reduced its expected return on plan assets from 7.5% to 6.5%. Overall, the pension credit for 2006 is expected to be down by about $16 million, excluding charges related to early retirement programs.

Divisional Results

Newspaper Publishing

Newspaper publishing division revenue totaled $225.6 million for the third quarter of 2006, a decrease of 4% from $235.5 million in the third quarter of 2005; division revenue increased 1% to $714.7 million for the first nine months of 2006, from $704.9 million for the first nine months of 2005. Division operating income for the third quarter declined 38% to $17.7 million, from $28.6 million in the third quarter of 2005; operating income decreased to $34.3 million for the first nine months of 2006, compared to $87.0 million for the first nine months of 2005. The decline in operating results for the third quarter is due primarily to a decline in print advertising revenue at The Washington Post newspaper and increased pension expense, offset by a $2.3 million pre-tax gain on the sale of property. The decline in operating income for the first nine months of 2006 is due primarily to $47.1 million in pre-tax charges associated with early retirement plan

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buyouts at The Washington Post, offset by a modest increase in division revenues, and improved results at the Company’s online publishing activities, both washingtonpost.com and Slate. Operating income at the newspaper division was adversely impacted for the first nine months of 2006 by a 7% increase in newsprint expense for the entire newspaper division; for the third quarter of 2006, newsprint expense decreased 1% due to a decline in newsprint consumption.

A summary of newspaper publishing division operating results for the first nine months of 2006 compared to 2005 is as follows:

	YTD
(In thousands)	2006		2005	% Change
Operating revenues	$714,668		$704,881	1
Operating expenses, excluding early retirement program expense	(633,173	)*	(617,890)	2

	81,495	*	86,991	(6)

Early retirement program expense	(47,146)		—	—

Operating income	$34,349		$86,991	(61)

*	Non-GAAP measure

Print advertising revenue at The Post in the third quarter decreased 11% to $129.4 million, from $145.3 million in 2005, and decreased 2% to $427.6 million for first nine months of 2006, from $437.6 million in 2005. The decline in the third quarter of 2006 was driven by advertising revenue declines in classified, national and retail. The decline in print advertising revenue for the first nine months of 2006 is due to declines in classified, national and retail, offset by increases in zones and preprints advertising. Classified recruitment advertising revenue declined 23% to $17.0 million for the third quarter of 2006, from $22.1 million in the third quarter of 2005, and was down 12% to $55.6 million in the first nine months of 2006, compared to $63.4 million in the first nine months of 2005.

For the first nine months of 2006, Post daily and Sunday circulation declined 2.9% and 3.6%, respectively, compared to the same period of the prior year. For the nine months ended October 1, 2006, average daily circulation at The Post totaled 662,100 and average Sunday circulation totaled 940,000.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 24% to $24.5 million for the third quarter of 2006, from $19.8 million in the third quarter of 2005; online revenues increased 31% to $72.7 million for the first nine months of 2006, from $55.5 million in the first nine months of 2005. Display online advertising revenues grew 43% and 52% for the third quarter and first nine months of 2006, respectively. Online classified advertising revenue on washingtonpost.com increased 14% and 21% for the third quarter and first nine months of 2006, respectively. A small portion of the Company’s online publishing revenues is included in the magazine publishing division.

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Television Broadcasting

Revenue for the television broadcasting division increased 11% in the third quarter of 2006 to $82.2 million, from $74.0 million in 2005, due to an increase of $7.0 million in third quarter 2006 political advertising revenue. For the first nine months of 2006, revenue increased 6% to $257.1 million, from $241.7 million in 2005, due to $6.3 million in incremental winter Olympics-related advertising at the Company’s NBC affiliates and an increase of $9.2 million in political advertising revenue.

Operating income for the third quarter and first nine months of 2006 increased 22% and 10%, respectively, to $32.9 million and $111.0 million, respectively, from $27.0 million and $100.9 million, respectively. The increases in operating income are primarily related to the significant political and Olympics revenue in 2006 discussed above.

Magazine Publishing

Revenue for the magazine publishing division totaled $76.1 million for the third quarter of 2006, a 3% decline from $78.1 million for the third quarter of 2005; division revenue totaled $235.1 million for the first nine months of 2006, a 4% decrease from $245.9 million for the first nine months of 2005. Newsweek experienced a reduction in domestic and international circulation revenues in the third quarter of 2006 due to subscription rate declines at the domestic edition and subscription rate and rate base declines at certain of the international editions; this was offset by a 3% increase in Newsweek advertising revenue due to an increase in ad pages at the domestic and international editions. The decline in revenues for the first nine months of 2006 reflects a decline in Newsweek circulation revenues and revenues at PostNewsweek Tech Media, offset by a 3% increase in Newsweek advertising revenues for the first nine months of 2006.

Operating income totaled $0.1 million for the third quarter of 2006, down from $11.3 million in the third quarter of 2005. The decrease is due primarily to a $9.9 million goodwill impairment charge at PostNewsweek Tech Media, as well as lower Newsweek circulation revenues and a reduced pension credit, offset by lower operating expenses at Newsweek and a $1.3 million early retirement charge at Newsweek International in the third quarter of 2005. Operating income totaled $10.5 million for the first nine months of 2006, down from $26.2 million for the first nine months of 2005, due primarily to the goodwill impairment charge; revenue reductions at Newsweek and PostNewsweek Tech Media; and a reduced pension credit, offset by lower operating expenses at Newsweek.

Cable Television

Cable division revenue of $142.3 million for the third quarter of 2006 represents a 16% increase over 2005 third quarter revenue of $123.2 million; for the first nine months of 2006, revenue increased 11% to $418.6 million, from $378.7 million in 2005. The

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2006 revenue increase is due primarily to continued growth in the division’s cable modem revenues; a $3 monthly rate increase for basic cable service at most of its systems, effective February 1, 2006; and the adverse impact of approximately $6.2 million on third quarter 2005 revenues due to Hurricane Katrina, as a result of lost revenues from a 30-day service credit granted to the division’s 94,000 pre-hurricane Gulf Coast subscribers.

Cable division operating income increased to $27.9 million in the third quarter of 2006, versus $4.9 million in the third quarter of 2005; cable division operating income for the first nine months of 2006 increased to $93.2 million, from $51.9 million for the first nine months of 2005. The increase in third quarter and year-to-date operating income is due to the division’s revenue growth and the estimated adverse impact of $18.5 million from Hurricane Katrina on the cable division’s results in the third quarter of 2005, in which the Company recorded $9.9 million in estimated losses of property, plant and equipment; incurred an estimated $4.2 million in incremental clean-up, repair and other expenses associated with the hurricane; and experienced an estimated $4.4 million reduction in operating income from granting a 30-day service credit to all its 94,000 pre-hurricane Gulf Coast subscribers. The cable division results for the first nine months also benefited from $10.4 million in insurance recoveries recorded during the second quarter of 2006 resulting from cable division losses related to Hurricane Katrina.

Cable division results in 2006 continue to include the impact of subscriber losses and expenses as a result of Hurricane Katrina. The Company estimates that lost revenues for the first nine months of 2006 were approximately $10.0 million; variable cost savings offset a portion of the lost revenue impact on the cable division’s operating income. The Company also incurred an estimated $4.1 million in incremental clean-up and repair expense for the first nine months of 2006. At December 31, 2005, the Company recorded a $5.0 million receivable for recovery of a portion of cable division hurricane losses through December 31, 2005 under the Company’s property and business interruption insurance program; this recovery was recorded as a reduction of cable division expense in the fourth quarter of 2005. In the second quarter of 2006, $10.4 million in additional insurance recovery amounts were recorded as a reduction of cable division expense in connection with a final settlement on cable division Hurricane Katrina insurance claims.

At September 30, 2006, the Gulf Coast region shows increases in all Revenue Generating Unit (RGU) categories compared to estimated subscriber counts as of September 30, 2005. For all other regions, there is an increase in RGUs due to continued growth in high-speed data subscribers, offset by a decline in basic video and digital video subscriber categories primarily as a result of the $3 monthly basic rate increase implemented in February 2006. The cable division began offering telephone services on a very limited basis in the second quarter of 2006; telephone service is planned to be offered to about half of homes passed by the end of 2006. A summary of RGUs broken down by Gulf Coast and all other regions is as follows:

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Cable Division Subscribers	September 30, 2006	September 30, 2005*
Gulf Coast Region
Basic	82,848	72,984
Digital	31,064	27,006
High-speed data	34,446	21,112

Total	148,358	121,102

All Other Regions
Basic	607,133	614,416
Digital	179,456	186,894
High-speed data	241,988	198,788

Total	1,028,577	1,000,098

Total
Basic	689,981	687,400
Digital	210,520	213,900
High-speed data	276,434	219,900

Total	1,176,935	1,121,200

*	Gulf Coast region subscriber figures as of September 30, 2005 are estimated and reflect a 21,200, 8,000 and 6,200 decline in estimated basic, digital and high-speed data subscribers due to Hurricane Katrina.

Education

Education division revenue totaled $420.6 million for the third quarter of 2006, a 16% increase over revenue of $362.8 million for the same period of 2005. Excluding revenue from acquired businesses, education division revenue increased 13% for the third quarter of 2006. Kaplan reported operating income for the third quarter of 2006 of $38.4 million, a 21% decline from $48.5 million in the third quarter of 2005, due to an increase of $15.7 million in Kaplan stock compensation expense in the third quarter of 2006 ($5.9 million in the third quarter of 2006, compared to a credit of $9.8 million in the third quarter of 2005). For the first nine months of 2006, education division revenue totaled $1,238.8 million, a 20% increase over revenue of $1,034.0 million for the same period of 2005. Excluding revenue from acquired businesses, education division revenue increased 14% for the first nine months of 2006. Kaplan reported operating income of $124.9 million for the first nine months of 2006, an increase of 8% from $115.3 million for the first nine months of 2005, due largely to operating income growth in higher education, offset by an increase in Kaplan stock compensation expense of $10.9 million, and $6.9 million in nonrecurring transition costs from recently acquired Kaplan businesses.

In the second quarter of 2006, Kaplan completed the acquisitions of two businesses: Tribeca Learning Limited, a leading provider of education to the Australian financial services sector, and SpellRead, originator of SpellRead Phonological Auditory Training, a reading intervention program for struggling students. Kaplan incurred $6.9 million in nonrecurring transition costs from these acquired businesses, which are included in the supplemental education results. In October 2006, Kaplan completed the acquisitions of two additional businesses: Aspect Education Limited, a major provider of

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English-language instruction with schools located in the U.K., Ireland, Australia, New Zealand, Canada and the U.S; and PMBR, a U.S. nationwide provider of test preparation for the Multistate Bar Exam (MBE). These new businesses will be included in the supplemental education results.

A summary of education division operating results for the third quarter and the first nine months of 2006 compared to 2005 is as follows:

	Third Quarter			YTD
(In thousands)	2006	2005	% Change	2006	2005	% Change
Revenue
Supplemental education	$203,500	$181,228	12	$598,367	$510,272	17
Higher education	217,104	181,594	20	640,415	523,713	22

	$420,604	$362,822	16	$1,238,782	$1,033,985	20

Operating income (loss)
Supplemental education Operating income, excluding nonrecurring transition costs	$35,114	$34,212	3	$100,940 *	$88,112	15
Nonrecurring transition costs	—	—	—	(6,871)	—	—

	$35,114	$34,212	3	$94,069	$88,112	7

Higher education	20,975	11,657	80	77,000	58,655	31
Kaplan corporate overhead	(10,636)	(6,035)	(76)	(31,978)	(28,069)	(14)
Other**	(7,084)	8,665	—	(14,189)	(3,446)	—

	$38,369	$48,499	(21)	$124,902	$115,252	8

*	Non-GAAP measure
**	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training and Score! businesses. Excluding revenue from acquired businesses, supplemental education revenues grew by 7% in the third quarter of 2006 and 9% for the first nine months of 2006. Test preparation revenue grew by 18% and 21% for the third quarter and first nine months of 2006, respectively, due to strong enrollment in the nursing and English-language course offerings, as well as from the August 2005 acquisition of The Kidum Group, the leading provider of test preparation services in Israel. Also included in supplemental education is FTC Kaplan Limited (FTC). Headquartered in London, FTC primarily provides training services for accountants and financial services professionals, with training centers in the U.K. and Asia. FTC revenues grew by 22% for both the third quarter and first nine months of 2006, largely as a result of higher enrollment and price increases. Supplemental education results also include professional real estate, insurance, securities and other professional courses, and related products. In April 2005, Kaplan Professional completed the acquisition of BISYS Education Services, a provider of licensing education and compliance solutions for financial services institutions and professionals. Kaplan Professional revenue increased 10% for the first nine months of

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2006 due primarily to acquisitions; however, revenue was down 8% in the third quarter of 2006 due to soft market demand for Kaplan Professional’s real estate book publishing and real estate course offerings. The Chartered Financial Analyst courses offered by Kaplan Professional showed growth for both the third quarter and first nine months of 2006. The final component of supplemental education is Score!, which provides academic enrichment to children. Revenues at Score! were down slightly in the third quarter and first nine months of 2006. There were 161 Score! centers at the end of September 2006, compared to 167 at the end of September 2005.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs. In May 2005, Kaplan acquired Singapore-based Asia Pacific Management Institute, a private education provider for undergraduate and postgraduate students in Asia. Excluding revenue from acquired businesses, higher education revenues grew by 19% for both the third quarter and first nine months of 2006. Higher education enrollments increased by 11% to 73,600 at September 30, 2006, compared to 66,400 at September 30, 2005, with most of the new enrollment growth occurring in the online programs as well as from acquisitions. Higher education results for the online programs in the first nine months of 2006 benefited from increases in both price and demand, as well as an increase in the number of course offerings.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office.

Other includes charges for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. In addition, Other includes amortization of certain intangibles. In the first quarter of 2006, the Company adopted SFAS 123R, which required the Company to change its accounting for Kaplan equity awards from the intrinsic value method to the fair-value-based method of accounting (see additional discussion below regarding the cumulative effect of change in accounting principle). Excluding Kaplan stock compensation expense recorded as a result of this change in accounting, Kaplan recorded stock compensation expense of $5.9 million in the third quarter of 2006, compared to a credit of $9.8 million in the third quarter of 2005. For the first nine months of 2006, the Company recorded expense of $11.2 million, compared to expense of $0.2 million in the first nine months of 2005.

Corporate Office

The corporate office operating expenses increased to $8.3 million and $30.3 million for the third quarter and first nine months of 2006, respectively, from $8.0 million and $23.1 million for the third quarter and first nine months of 2005, respectively. The increase is primarily due to $3.8 million in pre-tax charges recorded in the second quarter of 2006 associated with early retirement plan buyouts at the corporate office.

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Equity in Earnings (Losses) of Affiliates

The Company’s equity in losses of affiliates for the third quarter of 2006 was $0.6 million, compared to losses of $1.0 million for the third quarter of 2005. For the first nine months of 2006, the Company’s equity in losses of affiliates totaled $1.4 million, compared to losses of $1.1 million for the same period of 2005. The Company’s affiliate investments consist of a 49% interest in BrassRing LLC and a 49% interest in Bowater Mersey Paper Company Limited.

BrassRing entered into an agreement of sale in September 2006. The Company expects to report a gain on the sale when the transaction closes later in the fourth quarter.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $4.7 million for the third quarter of 2006, compared to $6.9 million in the third quarter of 2005. The third quarter 2006 non-operating income, net, includes $2.0 million in pre-tax gains related to sales of marketable securities and $2.9 million in foreign currency gains, offset by other non-operating items. The third quarter 2005 non-operating income, net, includes $8.6 million in pre-tax gains related to the sales of marketable securities, offset by foreign currency losses of $1.6 million and other non-operating items.

The Company recorded other non-operating income, net, of $38.2 million for the first nine months of 2006, compared to $10.3 million for the same period of the prior year. The 2006 non-operating income, net, includes pre-tax gains of $33.6 million related to the sales of marketable securities and foreign currency gains of $5.8 million. The 2005 non-operating income, net, is comprised of pre-tax gains of $17.1 million related to the sales of non-operating land and marketable securities, offset by foreign currency losses of $6.2 million and other non-operating items.

Net Interest Expense

The Company incurred net interest expense of $3.4 million and $12.0 million for the third quarter and first nine months of 2006, respectively, compared to $6.9 million and $18.7 million for the same periods of 2005. At October 1, 2006, the Company had $407.2 million in borrowings outstanding at an average interest rate of 5.5%.

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Provision for Income Taxes

The effective tax rate for the third quarter and first nine months of 2006 was 32.9% and 36.5%, respectively, compared to 40.2% and 39.2% for the third quarter and first nine months of 2005. The decline in the 2006 effective tax rate is primarily due to lower state taxes and an increase in foreign earnings subject to lower foreign tax rates.

Cumulative Effect of Change in Accounting Principle

In the first quarter of 2006, the Company adopted SFAS 123R, which requires companies to record the cost of employee services in exchange for stock options based on the grant-date fair value of the awards. SFAS 123R did not have any impact on the Company’s results of operations for Company stock options as the Company adopted the fair-value-based method of accounting for Company stock options in 2002. However, the adoption of SFAS 123R required the Company to change its accounting for Kaplan equity awards from the intrinsic value method to the fair-value-based method of accounting. As a result, in the first quarter of 2006, the Company reported a $5.1 million after-tax charge for the cumulative effect of change in accounting for Kaplan equity awards ($8.2 million in pre-tax Kaplan stock compensation expense).

Earnings Per Share

The calculation of diluted earnings per share for the third quarter and first nine months of 2006 was based on 9,617,000 and 9,612,000 weighted average shares outstanding, respectively, compared to 9,618,000 and 9,616,000, respectively, for the third quarter and first nine months of 2005. The Company made no repurchases of its stock during the first nine months of 2006.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Third Quarter		% Change
	2006	2005
Operating revenues	$946,894	$873,662	8
Operating expenses	(776,794)	(712,160)	9
Depreciation	(49,929)	(47,531)	5
Amortization of intangibles and goodwill impairment charge	(11,525)	(1,587)	—

Operating income	108,646	112,384	(3)
Equity in losses of affiliates, net	(625)	(952)	(34)
Interest income	2,967	611	—
Interest expense	(6,400)	(7,554)	(15)
Other income, net	4,708	6,869	(31)

Income before income taxes	109,296	111,358	(2)
Provision for income taxes	(36,000)	(44,800)	(20)

Net income	73,296	66,558	10
Redeemable preferred stock dividends	(245)	(245)	0

Net income available for common stock	$73,051	$66,313	10

Basic earnings per share	$7.62	$6.91	10

Diluted earnings per share	$7.60	$6.89	10

Basic average shares outstanding	9,581,000	9,596,000
Diluted average shares outstanding	9,617,000	9,618,000

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2006	2005
Operating revenues	$2,864,215	$2,605,169	10
Operating expenses	(2,357,847)	(2,101,437)	12
Depreciation	(148,466)	(141,004)	5
Amortization of intangibles and goodwill impairment charge	(14,292)	(4,660)	—

Operating income	343,610	358,068	(4)
Equity in losses of affiliates, net	(1,366)	(1,135)	20
Interest income	7,109	1,761	—
Interest expense	(19,098)	(20,509)	(7)
Other income, net	38,234	10,319	—

Income before income taxes and cumulative effect of change in accounting principle	368,489	348,504	6
Provision for income taxes	(134,500)	(136,600)	(2)

Income before cumulative effect of change in accounting principle	233,989	211,904	10
Cumulative effect of change in method of accounting for share-based payments, net of taxes	(5,075)	—	—

Net income	228,914	211,904	8
Redeemable preferred stock dividends	(981)	(981)	0

Net income available for common stock	$227,933	$210,923	8

Basic earnings per share:
Before cumulative effect of change in accounting principle	$24.34	$21.99	11
Cumulative effect of change in accounting principle	(0.53)	—	—

Net income available for common stock	$23.81	$21.99	8

Diluted earnings per share:
Before cumulative effect of change in accounting principle	$24.24	$21.93	11
Cumulative effect of change in accounting principle	(0.53)	—	—

Net income available for common stock	$23.71	$21.93	8

Basic average shares outstanding	9,575,000	9,592,000
Diluted average shares outstanding	9,612,000	9,616,000

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Third Quarter		% Change	Year-to-Date		% Change
	2006	2005		2006	2005
Operating Revenues:
Newspaper publishing	$225,630	$235,517	(4)	$714,668	$704,881	1
Television broadcasting	82,195	73,984	11	257,079	241,672	6
Magazine publishing	76,128	78,106	(3)	235,079	245,906	(4)
Cable television	142,337	123,233	16	418,607	378,725	11
Education	420,604	362,822	16	1,238,782	1,033,985	20

	$946,894	$873,662	8	$2,864,215	$2,605,169	10

Operating Expenses:
Newspaper publishing	$207,945	$206,923	0	$680,319	$617,890	10
Television broadcasting	49,326	46,951	5	146,069	140,778	4
Magazine publishing	75,990	66,785	14	224,595	219,754	2
Cable television	114,439	118,334	(3)	325,401	326,831	0
Education	382,235	314,323	22	1,113,880	918,733	21
Corporate office	8,313	7,962	4	30,341	23,115	31

	$838,248	$761,278	10	$2,520,605	$2,247,101	12

Operating Income:
Newspaper publishing	$17,685	$28,594	(38)	$34,349	$86,991	(61)
Television broadcasting	32,869	27,033	22	111,010	100,894	10
Magazine publishing	138	11,321	(99)	10,484	26,152	(60)
Cable television	27,898	4,899	—	93,206	51,894	80
Education	38,369	48,499	(21)	124,902	115,252	8
Corporate office	(8,313)	(7,962)	(4)	(30,341)	(23,115)	(31)

	$108,646	$112,384	(3)	$343,610	$358,068	(4)

Depreciation:
Newspaper publishing	$8,977	$9,419	(5)	$26,733	$27,551	(3)
Television broadcasting	2,482	2,427	2	7,383	7,426	(1)
Magazine publishing	634	692	(8)	1,910	2,139	(11)
Cable television	24,961	24,960	0	75,386	75,384	0
Education	12,510	9,624	30	36,120	27,413	32
Corporate office	365	409	(11)	934	1,091	(14)

	$49,929	$47,531	5	$148,466	$141,004	5

Amortization of intangibles and goodwill impairment charge:
Newspaper publishing	$292	$292	0	$876	$827	6
Television broadcasting	—	—	—	—	—	—
Magazine publishing	9,864	—	—	9,864	—	—
Cable television	172	183	(6)	516	592	(13)
Education	1,197	1,112	8	3,036	3,241	(6)

	$11,525	$1,587	—	$14,292	$4,660	—

Pension (Expense) Credit:
Newspaper publishing	$(3,297)	$(134)	—	$(53,875)	$(799)	—
Television broadcasting	314	735	(57)	944	2,204	(57)
Magazine publishing	9,035	9,079	0	25,668	28,250	(9)
Cable television	(394)	(310)	27	(1,150)	(929)	24
Education	(703)	(539)	30	(2,021)	(1,593)	27
Corporate office	—	—	—	(2,900)	—	—

	$4,955	$8,831	(44)	$(33,334)	$27,133	—

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